EX-99.77 K 4 d111951dex9977k.htm CHANGES IN REGISTRANTS CERTIFYING ACCOUNTANTS Form N-SAR
Sub-Item 77K: Changes in registrants certifying accountants
On February 26, 2016, the Board of Trustees of the Strategy Shares, upon the recommendation of the Boards audit committee, determined not to retain Ernst & Young LLP (EY) and approved a change of the Trusts independent auditors to Cohen Fund Audit Services, Ltd.
(Cohen). Cohen has confirmed to the Audit Committee of the Board of Trustees (Audit Committee) that they are independent auditors with respect to the Trust.
For the fiscal years ended April 30, 2014 and April 30, 2015, and during the interim period commencing May 1, 2015 and ended
February 26, 2016, EY served as the Trusts independent auditor.
During the Trusts fiscal years ended April 30, 2014 and April 30,
2015, EYs audit reports concerning the Trust contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles.
Further, in connection with its audits for the fiscal years ended
April 30, 2014 and April 30, 2015, and through February 26, 2016, there were no disagreements between the Trust and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of EY would have caused it to make reference to the disagreements in its report on the financial statements for such periods. In addition, there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. During registrants fiscal years ended April 30, 2014 and April 30, 2015, and the interim period ended February 26, 2016, neither registrant nor anyone on its behalf consulted Cohen (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on registrants financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).
Registrant has requested EY to furnish it with a letter addressed to the Securities and Exchange Commission stating whether EY agrees with the statements contained above. A copy of the letter from EY to the Securities and Exchange Commission is filed as an exhibit hereto.